Exhibit 99.2
September 8, 2017

Re: An Important Update on Wells Fund XIII Limited Partnership

Dear Wells L.P. Investor:

We would like to provide you with an important update on the status of Wells Fund XIII Limited Partnership (the “Fund”).

As disclosed on Form 8-K filings with the Securities and Exchange Commission, Fund XIII-REIT Associates sold 8560 Upland Drive on July 27, 2017 to Hendricks Commercial Properties, LLC for a gross sales price of $17,600,000. The Fund holds an equity interest of approximately 28.1% in Fund XIII-REIT Associates, which owned 100% of 8560 Upland Drive.

With the disposition of 8560 Upland Drive, the Fund is now officially closing. We have begun the steps necessary to dissolve the Fund with an anticipated liquidation in the fourth quarter of 2017.

In connection with closing of the Fund, you may be eligible to receive two distributions in 2017- an initial distribution of net sale proceeds (“NSP”) and a final liquidating distribution after expenses and obligations of the Fund have been provided for. These distributions will be made to investors of record as of October 1, 2017. In order to make these distributions to investors of record as of October 1, 2017, we must receive any transfer paperwork in good order no later than September 30, 2017. Furthermore, since these are anticipated to be the Fund’s final distributions, any transfer paperwork received after September 30, 2017, will not be honored. If you are in the process of completing a sale on the secondary market and the transaction is completed on the books of the Transfer Agent by September 30, 2017, the new limited partner will receive the anticipated NSP distribution and the final liquidating distribution, if eligible for these distributions.

The Fund currently has approximately $7.9 million in cash reserves. We expect to make the first distribution in November 2017, which will be treated as an NSP distribution in accordance with the applicable provisions of the partnership agreement. The remaining funds will be reserved to fund expenses and obligations of the Fund including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in December 2017.

As a reminder, the partnership agreement dictates how proceeds will be distributed, and some units may not be eligible to receive both of these distributions. In accordance with the partnership agreement, the General Partner will not receive any sale proceeds from the anticipated distributions.

Continued on reverse

12720 Hillcrest Road, Suite 125, Dallas, TX 75230 Tel: 844-255-4891

If you have any questions regarding your investment with Wells or these upcoming distribution events, please contact us at 844-255-4891.

Thank you for your support of Wells Fund XIII Limited Partnership. We appreciate your participation as an investor.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.